Exhibit 99.2

Q3 FY21 Shareholder Letter

Fellow Shareholders, Our keen focus on business optimization generated excellent financial results in the third quarter of fiscal year 2021 (Q3 FY2021) – even with ongoing COVID-19 headwinds in several business areas. We also earned important market wins, executed strategic transactions, and achieved key development milestones, which, along with the prospects of a potential end to the pandemic, create exciting potential for sustained growth in FY2022. We posted solid year-over-year (YoY) growth in net income, achieved record Adjusted EBITDA and operating cash flow, improved our leverage profile, extended our record backlog with robust new business awards, and took several key steps in our global services expansion as we approach the launch of the ViaSat-3 constellation. Strategic highlights included announcements around our agreements to acquire RigNet, Inc. (RigNet) and the remainder of our wholesale broadband joint venture in Europe, the addition of SKY Brasil as a strong distribution partner, and we are off to a fast start with our newest airline partner, Delta Air Lines. In short, it was an important, productive and successful quarter amidst the ongoing pandemic, as our teams across the company continued to demonstrate tremendous effort, operational focus and perseverance. For Q3 FY2021, revenue was down slightly YoY but up 4% sequentially. Year-ago results benefitted from exceptional Government Systems revenues as well as pre-pandemic results from in-flight connectivity (IFC). Government Systems grew segment revenue and Adjusted EBITDA sequentially in Q3 FY2021 despite ongoing procurement disruptions from the pandemic. Our Satellite Services segment saw sustained demand for U.S. fixed broadband with many customers continuing to choose premium service plans. That resulted in YoY and sequential segment revenue and Adjusted EBITDA growth despite air travel demand running at a fraction of last fiscal year’s pace, which decreased IFC revenue. The in-flight environment showed modest improvement this quarter. Mobile terminal deliveries in our Commercial Networks segment increased alongside next generation antenna technology wins, resulting in a material improvement to the segment bottom line on YoY higher revenue and lower research and development (R&D) expenses. We are building for the future, even while navigating the current unpredictable environment. New business awards resulted in a book-to-bill above 1.1x, growing our backlog to $2.4 billion, which excludes over $3 billion of Indefinite Delivery Indefinite Quantity (IDIQ) potential contract value. With that backdrop we are executing with purpose to ready the Company for the opportunities ahead to deliver high value connectivity and communication services globally via the ViaSat-3 constellation. While work on the first two satellites has been affected by the recent intense wave of COVID-19 cases, we are nearing delivery of the first satellite payload to Boeing, a milestone that starts the final phase of the countdown to launch readiness. The pending RigNet acquisition is intended to enable Viasat to more quickly expand into new adjacent remote enterprise markets, including maritime, mining, energy and others. We also expect our agreement to acquire the remaining 51% share of Euro Broadband Infrastructure Sàrl (EBI), the wholesale broadband joint venture between Viasat and Eutelsat Communications, will enable us to expand our European services footprint ahead of ViaSat-3. And, subsequent to quarter-end, we announced a new contract with Delta Air Lines that was executed during Q3 FY2021 and an agreement with SKY Brasil that further expand our IFC business and our fixed broadband distribution capabilities in South America, respectively. Looking forward, we believe we are poised to deliver record Adjusted EBITDA in FY2021 despite the ongoing pandemic. And the future is getting brighter, highlighted by the coming ViaSat-3 payload deliveries and the acquisitions and relationships we are putting into place to capitalize on the significant opportunities we see globally. Ahead of launch of the first ViaSat-3 satellite we are poised to benefit from continued strength in our Government Systems and fixed broadband businesses, and with vaccine distribution now accelerating, we are hopeful for continued improvement in global air passenger counts. Our business diversity continues to be a key strength, one we will continue to build on in the months and years to come. Shareholder Letter | Q3 Fiscal Year 20211

Q3 FY2021 Financial Results

We delivered excellent Q3 FY2021 results, ahead of expectations across several key financial measures, including our highest ever quarterly Adjusted EBITDA and operating cash flow. Adjusted EBITDA was driven by a combination of sustained demand and operational optimization in fixed broadband, Government Systems and Commercial Networks.

Q3 Fiscal Year 2021 Highlights

- Q3 FY2021 net income grew over 4% YoY, and Adjusted EBITDA grew 21% as margins expanded over 480 basis points (bps) YoY
- Net leverage declined to 3.1x LTM Adjusted EBITDA for the quarter on improved operating performance while liquidity remained steady compared to Q2 FY2021 at nearly $1 billion
- Year-to-date (YTD) Government Systems awards reached $978 million and backlog increased to over $1 billion, up 12% YoY
- U.S. fixed broadband average revenue per user (ARPU) reached a quarterly record, driven by new and existing subscribers choosing plans with more data. Given current bandwidth supply constraints and anticipated growth in our domestic IFC business, including the addition of Delta Air Lines, U.S. fixed subscribers decreased sequentially as we proactively reduced gross additions in certain areas for capacity planning purposes
- Commercial Networks segment awards in the quarter grew an impressive 75% YoY to $235 million with the first terminal orders under the Delta Air Lines win and a large next-generation antenna program
- Consolidated award bookings were up 11% YoY to $643 million with a book-to-bill of 1.1x for the quarter, extending our record backlog to $2.4 billion

AWARDS
$ in millions



$577
$552
$737
$731
$643
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21
Q3 FY21

REVENUE
$ in millions



$588
$592
$530
$554
$576
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21
Q3 FY21

OPERATING INCOME (LOSS)
$ in millions



$14.0
$14.1
($5.3)
$12.7
$21.8
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21
Q3 FY21

NET INCOME (LOSS)*
$ in millions



$6.5
$1.6
($12.4)
$2.0
$6.8
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21
Q3 FY21

NON-GAAP NET INCOME*
$ in millions



$24.7
$20.0
$4.8
$20.5
$26.6
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21
Q3 FY21

ADJ. EBITDA
$ in millions



$122
$120
$105
$130
$148
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21
Q3 FY21

*Attributable to Viasat, Inc. common stockholders
A reconciliation of non-GAAP financial measures to their nearest GAAP equivalents is provided at the end of this letter

Shareholder Letter | Q3 Fiscal Year 2021 2

Government Systems

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions



$232
$191
$292
$265
$78
$78
Awards
Revenue
Adj. EBITDA
Q3 FY20
Q3 FY21

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions



$865
$978
$852
$786
$222
$218
Awards
Revenue
Adj. EBITDA
Q3 FY20 YTD
Q3 FY21 YTD

BACKLOG AND UNAWARDED IDIQ
$ in millions



$928
$1,034
$1,136
$3,134
Backlog
Unawarded IDIQ
Q3 FY20
Q3 FY21

Segment Highlights

- Successfully integrated Link 16 Cryptographic Modernization capability into the Small Tactical Terminal (STT) ahead of the U.S. Government mandate and ahead of any competitive solutions
- Won contracts with the U.K. Royal Navy for advanced Ultra-High Frequency (UHF) satcom equipment and NATO for an advanced command, control and communication project
- Progressed on several leading space, cyber, and ground technologies aligned with the Department of Defense's stated modernization goals and programs, including Joint Warfighter Concepts, Joint All-Domain Command and Control (JADC2), and Advanced Battle Management System (ABMS), amongst others

Awards

Government Systems segment awards in Q3 FY2021 were $191 million, a decrease of 18% YoY, while YTD awards climbed to $978 million, an increase of 13% YoY – reflecting both inherent government contracting lumpiness and ongoing pandemic effects. Award timing can be delayed by COVID-19 in areas of export approvals, shipment authorizations, new product certifications, customer acceptance, and other processes. We expect transient effects associated with the change in administration in the very near-term. Still, record YTD awards position the segment well for growth with backlog at the end of the quarter over $1 billion, a 12% increase YoY, and unawarded IDIQ contracts value at over $3 billion.

Revenue

Government Systems revenue in Q3 FY2021 was $265 million, down 9% YoY. The decrease reflects the COVID-19 impact, comparison to an exceptional prior year quarter of tactical satcom product shipments, and lower product revenue in global mobile broadband in the current period. Government mobile broadband services revenue in Q3 FY2021 increased over 20% YoY as equipment delivered in prior periods entered service and customers grew utilization and related services. We see growing interest for trusted on-the-move applications in anticipation of our global network following the launch of the ViaSat-3 constellation. Overall near-term revenue visibility is robust given a year-to-date book-to-bill of over 1.2x.

Adjusted EBITDA

Government Systems segment Adjusted EBITDA in Q3 FY2021 was $78 million, slightly higher YoY, with Adjusted EBITDA margins expanding nearly 300 bps due to favorable product mix impacts, operating performance from both tactical data links and cybersecurity products, and increases in service revenues.

Shareholder Letter | Q3 Fiscal Year 2021 3

Satellite Services

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions



$211
$217
$212
$221
$75
$88
Awards
Revenue
Adj. EBITDA
Q3 FY20
Q3 FY21

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions



$615
$629
$614
$639
$213
$244
Awards
Revenue
Adj. EBITDA
Q3 FY20 YTD
Q3 FY21 YTD

U.S. Fixed Subscribers (End of Period)

Aircraft in Service* (End of Period)

	Q3 FY20	Q4 FY20	Q1 FY21	Q2 FY21	Q3 FY21
U.S. Fixed Subscribers	586K	590K	599K	603K	596K
Aircraft in Service*	1,379	1,390	~760 / 1,390	~1,070 / 1,390	~1,180 / ~1,430

*Excludes approximately 630, 320 and 250 aircraft that were inactive as of June 2020, September 2020 and December 2020, respectively, due to the COVID-19 pandemic

Segment Highlights

- Signed contract with Delta Air Lines for over 300 mainline narrow-body aircraft, including new deliveries and retrofits; Delta expects to have our technology solution onboard their aircraft starting the summer of 2021
- Signed definitive agreement to acquire RigNet with closing expected in mid-2021; acquisition is intended to diversify our connectivity portfolio with new vertical market opportunities, expand global operations ahead of ViaSat-3 constellation launch and build enterprise market capabilities
- Completed Brazilian residential service rollout with 100% coverage across the country; signed agreement with SKY Brasil to significantly increase our distribution capabilities
- Signed EBI purchase agreement with closing expected in Q4 FY 2021; transaction is expected to refine Viasat's European broadband strategy ahead of the second ViaSat-3 satellite launch targeting Europe, Middle East, and Africa

Revenue

Satellite Services revenue in Q3 FY2021 was $221 million, a net increase of 4% YoY, reflecting demand in U.S. fixed broadband, partially offset by pandemic-driven IFC decreases. Net U.S. subscribers declined due to bandwidth supply constraints, sustained demand for premium service plans, and network planning to accommodate increases in passengers and planes in service. Sequentially, IFC revenue improved slightly. Ramping COVID-19 vaccination rollouts, 737-MAX return-to-flight and new Delta Air Lines installations all offer potential for meaningful growth. We continue to be very optimistic about our IFC business.

Adjusted EBITDA

Q3 FY2021 Adjusted EBITDA for the Satellite Services segment was $88 million, an increase of 17% YoY, reflecting higher revenue and nearly 450 basis points of margin gain. The margin increase reflected operating leverage and optimization of fixed broadband, as well as swift cost containment in IFC services. We are testing different combinations of service plans and positioning that can optimize Satellite Services results in anticipation of the launch of our first ViaSat-3 satellite and competitive dynamics among a growing portfolio of vertical and geographic markets.

Key Metrics

Both U.S. fixed broadband ARPU and ending subscribers increased YoY compared to Q3 FY2020. On a sequential basis net subscribers decreased, as we proactively constrained subscriber gross additions to ensure sufficient network resources among each of our various service offerings. Churn remained steady, indicating that the net subscriber decrease was caused by the reduced gross additions.

Shareholder Letter | Q3 Fiscal Year 2021 4

Commercial Networks

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions


$134
$235
$85
$90
($31)
($19)
Awards
Revenue
Adj. EBITDA
Q3 FY20
Q3 FY21

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions


$295
$504
$252
$236
($98)
($80)
Awards
Revenue
Adj. EBITDA
Q3 FY20 YTD
Q3 FY21 YTD


Conceptual Design & Architecture Dev
Preliminary Design Review / Engineering Model
Critical Design Review / Qual
Volume Manufacturing
- Unit Build
- Unit Test
Payload Assembly & Test
Spacecraft IST (Boeing)
Launch / Orbit Raise / IOT
In Service
VS-3 Payload Unique
Standard Processes

Segment Highlights

- We received over $120 million of satellite ground antenna systems awards in the quarter for the second time in FY2021
- Viasat's Real-Time Earth business signed an agreement with Infostellar, a Japanese Ground Segment as a Service (GSaaS) company, to become a preferred supplier of antennas for their network
- Delta Air Lines award brought 1st lot of IFC aircraft install commitment with more than 300 IFC terminals to be delivered at accelerated pace

Awards

Commercial Networks segment total Q3 FY2021 awards were very strong at $235 million, 75% higher YoY. YTD awards have already met a full fiscal year record and nearly doubled segment backlog to $688 million. Wins in the quarter were focused in two key areas – large aperture, high powered ground antenna solutions and IFC mobility products. These wins are indicative of the long-term growth opportunities in sophisticated government and commercial satellite ground systems for earth observation and emerging market segments, and provide fuel for sustained financial momentum in FY2022.

Revenue

Commercial Networks segment revenue for Q3 FY2021 was $90 million, an increase of 6% YoY. Revenue growth from broadband terminal products and maintenance services, alongside strong performance from antenna systems, more than offset lower commercial air IFC terminal product shipments. Sequentially, IFC terminal shipments increased in the quarter based on airline expectations of a gradual improvement in air travel.

Adjusted EBITDA

Commercial Networks segment Adjusted EBITDA for the quarter was a loss of $19 million, improving 39% compared to Q3 FY2020. Higher incremental YoY revenue, combined with disciplined cost management and lower R&D costs, contributed to the improved earnings results.

ViaSat-3 Update

The recent spikes in COVID-19 during the holidays and early part of calendar 2021 have led to intermittent supply chain and labor availability challenges as we work to complete the payload for the first ViaSat-3 satellite. While we were able to offset some of these impacts with schedule gains in other areas, at this time we believe the net effect is that the launch of the first satellite will most likely move into Q1 of calendar 2022.

Shareholder Letter | Q3 Fiscal Year 2021 5

Balance Sheet, Cash Flows and Liquidity

OPERATING CASH FLOW
$ in millions



$110
$144
$157
$177
$224
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21
Q3 FY21

Operating Cash Flow

Viasat earned a third consecutive quarterly record with operating cash flow of $224 million, an increase of 103% YoY. For the 12-month period ended December 31, 2020, we generated $701 million in operating cash flow, up $295 million from the prior 12-month period. The combination of strong business operating performance, proactive expense measures taken earlier in the year, and focused working capital management were the primary drivers for the sustained growth in operating cash flow. And while there is lumpiness due to timing of customer payments and capital project expenses, we were nearly free cash flow positive in the quarter.

CAPITAL EXPENDITURE
$ in millions



$233
$163
$229
$231
$243
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21
Q3 FY21

Capital Expenditure

Capital expenditures in Q3 FY2021 were $243 million, an increase of 4% YoY. Our investments remain focused on the ViaSat-3 program as the first two payloads continue to progress through assembly, test and integration milestones, while the third payload construction begins to ramp.

NET DEBT & NET LEVERAGE RATIO
$ in millions (except net leverage)



3.5x
3.4x
3.5x
3.2x
3.1x
$1,548
$1,569
$1,638
$1,521
$1,543
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21
Q3 FY21

Note: Net leverage ratio is defined as principal amount of total debt less cash and cash equivalents, divided by LTM Adjusted EBITDA

Debt and Leverage

Cash and leverage remained strong in the quarter. Net debt at quarter end was $1.5 billion, essentially flat sequentially and YoY, and our leverage ratio declined sequentially for a second consecutive quarter. Overall, exceptional operational performance has supported growth investments in the ViaSat-3 constellation, with our net leverage ratio lower by about half of a turn from the same time last year.

We ended the quarter with $317 million in cash and cash equivalents. Liquidity remained at over $1 billion, with our $700 million revolving credit facility undrawn. We have been able to diligently manage cash as prior technology investments and our diverse business portfolio continued to sustain earnings growth - even while investing substantially for the future – all against a challenging macroeconomic backdrop.

Shareholder Letter | Q3 Fiscal Year 2021 6

FY2021 Priorities and Outlook › We are laser focused on the schedule for the ViaSat-3 (Americas) launch, and are adapting workflows and processes toward that goal. › We continue to prepare to capitalize on ViaSat-3 global coverage, with near-term focus on integrating RigNet and EBI following closing. › We anticipate sustained financial momentum, and expect record Adjusted EBITDA and operating cash flow in FY2021. Record backlog of $2.4 billion provides a strong foundation for FY2022 and beyond. › Overall Satellite Services outlook is robust. While U.S. fixed broadband demand for higher value plans has driven growth in FY2021, we expect accelerating contributions from IFC and international markets in FY2022. Growing ViaSat-3 deployment costs as the satellite launch approaches and start-up costs in some international and new vertical markets may offset nearer-term gains. We are excited about the outlook for strong Satellite Services growth when the ViaSat-3 satellites enter service. › We are optimistic about IFC growth based on the global vaccine rollout, recent wins with Delta Air Lines and KLM, ongoing orders from existing customers, return-to-flight of the 737 MAX, and a very robust new business pipeline. › We expect transient near-term friction due to COVID-19-related challenges and the change in administration to impact the pace of government business operations, but strong YTD awards and over $1 billion backlog provide good top line Government Systems visibility. The broadband connectivity market is highly dynamic, but is fundamentally driven by one consistent theme: the constant growth in per capita bandwidth demand in virtually every vertical and geographic market. That demand soaks up enormous amounts of new bandwidth supply. We believe winning depends on constantly improving bandwidth productivity, flexibility in matching geographic supply and demand, optionality in serving evolving markets with domain-specific assets and skills, and agility in responding to competitive dynamics. We are upbeat about the future and especially grateful for our employees who have outperformed in every dimension. On behalf of everyone at Viasat, we want to thank our shareholders, customers, partners and employees for their continued support, and we look forward to keeping you posted on our progress. Sincerely, Rick Baldridge Mark Dankberg Shareholder Letter | Q3 Fiscal Year 2021 7

Forward Looking Statements This shareholder letter contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to the impact of the COVID-19 pandemic on our business; expectations regarding an end to the pandemic and a lessening of its effects on our business, including expectations for IFC growth; projections of earnings, revenue, costs or other financial items; anticipated growth and trends in our business or key markets, including expectations for growth following launch of the ViaSat-3 constellation; ability to capitalize on awards received and unawarded IDIQ contract vehicles; future economic conditions and performance, including expectations for performance and results of operations in the remainder of FY2021, FY2022 and beyond; the development, customer acceptance and anticipated performance of technologies, products or services; international growth opportunities, including in Europe and South America; satellite construction and launch activities, including expectations regarding payload delivery, completion and launch of our ViaSat-3 class satellites; anticipated subscriber growth; plans, objectives and strategies for future operations; our pending acquisitions of RigNet and the remaining 51% share of EBI and the expected benefits thereof; the number of IFC systems anticipated to be activated under existing contracts with commercial airlines; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially and adversely include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites and any future satellite we may construct or acquire; unexpected expenses related to our satellite projects; our ability to consummate the RigNet and EBI acquisitions and to realize the synergies and other benefits therefrom; our ability to successfully implement our business plan for our broadband services on our anticipated timeline or at all; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees or the overall economy and its duration; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of recent changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason. Use of Non-GAAP Financial Information To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use non-GAAP net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA, measures we believe are appropriate to enhance an overall understanding of our past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to our historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below. Copyright © 2021 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners. Shareholder Letter | Q3 Fiscal Year 2021 8

Viasat Third Quarter Fiscal Year 2021 Results

Financial Results
(In millions, except per share data)	Q3 FY21	Q3 FY20	Year-Over- Year Change	First 9 Months FY21	First 9 Months FY20	Year-Over- Year Change
Revenues	$575.6	$588.2	(2)%	$1,660.3	$1,717.5	(3)%
Net income (loss)[1]	$6.8	$6.5	4%	($3.7)	($1.8)	104%
Non-GAAP net income[1]	$26.6	$24.7	8%	$51.8	$52.0	0%
Adjusted EBITDA	$147.6	$122.3	21%	$382.6	$337.3	13%
Diluted per share net income (loss) [1]	$0.10	$0.10	0%	($0.06)	($0.03)	100%
Non-GAAP diluted per share net income[1]	$0.39	$0.39	0%	$0.78	$0.83	(6)%
Fully diluted weighted average shares[2]	68.7	62.9	9%	65.7	61.4	7%

New contract awards[3]	$643.4	$577.4	11%	$2,110.9	$1,775.5	19%
Sales backlog[4]	$2,365.7	$1,923.7	23%	$2,365.7	$1,923.7	23%

Segment Results
(In millions)	Q3 FY21	Q3 FY20	Year-Over- Year Change	First 9 Months FY21	First 9 Months FY20	Year-Over- Year Change
Satellite Services
New contract awards[3]	$217.4	$210.7	3%	$628.5	$615.3	2%
Revenues	$220.8	$211.7	4%	$638.7	$614.2	4%
Operating profit[5]	$11.5	$3.6	218%	$21.1	$6.6	217%
Adjusted EBITDA	$88.1	$75.1	17%	$244.1	$212.9	15%

Commercial Networks
New contract awards	$235.1	$134.2	75%	$504.0	$295.3	71%
Revenues	$90.1	$84.7	6%	$236.1	$251.7	(6)%
Operating loss[5]	($39.0)	($46.9)	(17)%	($135.8)	($143.6)	(5)%
Adjusted EBITDA	($18.8)	($30.6)	(39)%	($79.5)	($97.6)	(18)%

Government Systems
New contract awards	$190.9	$232.5	(18)%	$978.4	$864.9	13%
Revenues	$264.7	$291.8	(9)%	$785.5	$851.5	(8)%
Operating profit[5]	$50.6	$59.1	(14)%	$148.0	$167.2	(11)%
Adjusted EBITDA	$78.2	$77.8	1%	$218.1	$222.0	(2)%

[1]	Attributable to Viasat, Inc. common stockholders.
[2]

As the nine months ended December 31, 2020 and 2019 resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the nine months ended December 31, 2020 and 2019 resulted in non-GAAP net income, 66.3 million and 62.8 million, respectively, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

[3]	Awards exclude future revenue under recurring consumer commitment arrangements.
[4]

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our satellite services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively.

[5]	Before corporate and amortization of acquired intangible assets.

Shareholder Letter | Q3 Fiscal Year 2021            9

Viasat Third Quarter Fiscal Year 2021 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Revenues:
Product revenues	$266,514	$303,090	$773,128	$873,535
Service revenues	309,045	285,134	887,197	843,982

Total revenues	575,559	588,224	1,660,325	1,717,517

Operating expenses:
Cost of product revenues	196,895	214,098	576,677	634,113
Cost of service revenues	194,394	190,132	587,494	564,675
Selling, general and administrative	132,394	136,005	378,884	388,528
Independent research and development	28,803	32,164	83,970	99,952
Amortization of acquired intangible assets	1,313	1,856	4,171	5,920

Income from operations	21,760	13,969	29,129	24,329
Interest expense, net	(7,766)	(9,097)	(26,720)	(28,473)

Income (loss) before income taxes	13,994	4,872	2,409	(4,144)
(Provision for) benefit from income taxes	(7,008)	3,911	(573)	8,731
Equity in income of unconsolidated affiliate, net	774	1,807	788	4,328

Net income	7,760	10,590	2,624	8,915
Less: net income attributable to noncontrolling interests, net of tax	1,000	4,114	6,290	10,713

Net income (loss) attributable to Viasat, Inc.	$6,760	$6,476	$(3,666)	$(1,798)

Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$0.10	$0.10	$(0.06)	$(0.03)

Diluted common equivalent shares (2)	68,668	62,916	65,704	61,405

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.
ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
(In thousands, except per share data)	Three months ended		Nine months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP net income (loss) attributable to Viasat, Inc.	$6,760	$6,476	$(3,666)	$(1,798)
Amortization of acquired intangible assets	1,313	1,856	4,171	5,920
Stock-based compensation expense	21,639	21,908	64,967	64,236
Acquisition related expenses	1,876	—	1,876	—
Income tax effect (1)	(5,031)	(5,573)	(15,535)	(16,320)

Non-GAAP net income attributable to Viasat, Inc.	$26,557	$24,667	$51,813	$52,038

Non-GAAP diluted net income per share attributable to Viasat, Inc. common stockholders	$0.39	$0.39	$0.78	$0.83

Diluted common equivalent shares (2)	68,668	62,916	66,310	62,754

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.
(2)

As the nine months ended December 31, 2020 and 2019 resulted in a net loss, the w eighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares w ould be anti-dilutive. How ever, as the non-GAAP financial information for the nine months ended December 31, 2020 and 2019 resulted in non-GAAP net income, diluted w eighted average number of shares w ere used instead to calculate non-GAAP diluted net income per share.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC. AND ADJUSTED EBITDA IS AS FOLLOWS:
(In thousands)	Three months ended		Nine months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP net income (loss) attributable to Viasat, Inc.	$6,760	$6,476	$(3,666)	$(1,798)
Provision for (benefit from) income taxes	7,008	(3,911)	573	(8,731)
Interest expense, net	7,766	9,097	26,720	28,473
Depreciation and amortization	102,502	88,759	292,116	255,109
Stock-based compensation expense	21,639	21,908	64,967	64,236
Acquisition related expenses	1,876	—	1,876	—

Adjusted EBITDA	$147,551	$122,329	$382,586	$337,289

Shareholder Letter | Q3 Fiscal Year 2021            10

Viasat Third Quarter Fiscal Year 2021 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended December 31, 2020				Three months ended December 31, 2019
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$11,457	$(39,028)	$50,644	$23,073	$3,600	$(46,917)	$59,142	$15,825
Depreciation (3)	59,810	9,652	14,534	83,996	55,003	6,725	11,078	72,806
Stock-based compensation expense	6,815	7,327	7,497	21,639	6,631	7,635	7,642	21,908
Other amortization	8,597	2,691	5,905	17,193	8,075	1,964	4,058	14,097
Acquisition related expenses	665	565	646	1,876	—	—	—	—
Equity in income of unconsolidated affiliate, net	774	—	—	774	1,807	—	—	1,807
Noncontrolling interests	—	—	(1,000)	(1,000)	—	—	(4,114)	(4,114)

Adjusted EBITDA	$88,118	$(18,793)	$78,226	$147,551	$75,116	$(30,593)	$77,806	$122,329

	Nine months ended December 31, 2020				Nine months ended December 31, 2019
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$21,083	$(135,785)	$148,002	$33,300	$6,648	$(143,559)	$167,160	$30,249
Depreciation (3)	177,027	25,202	39,706	241,935	158,701	18,070	31,179	207,950
Stock-based compensation expense	19,545	22,931	22,491	64,967	19,523	22,296	22,417	64,236
Other amortization	24,962	7,550	13,498	46,010	23,691	5,641	11,907	41,239
Acquisition related expenses	665	565	646	1,876	—	—	—	—
Equity in income of unconsolidated affiliate, net	788	—	—	788	4,328	—	—	4,328
Noncontrolling interests	—	—	(6,290)	(6,290)	—	—	(10,713)	(10,713)

Adjusted EBITDA	$244,070	$(79,537)	$218,053	$382,586	$212,891	$(97,552)	$221,950	$337,289

(3) Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of		As of	As of
Assets	December 31, 2020	March 31, 2020	Liabilities and Equity	December 31, 2020	March 31, 2020

Current assets:			Current liabilities:
Cash and cash equivalents	$317,344	$304,309	Accounts payable	$122,342	$183,601
Accounts receivable, net	202,792	330,698	Accrued and other liabilities	485,565	391,190
Inventories	334,919	294,416	Current portion of long-term debt	33,735	29,788

Prepaid expenses and other current assets	112,548	116,281	Total current liabilities	641,642	604,579

Total current assets	967,603	1,045,704
			Senior notes	1,682,523	1,285,497
			Other long-term debt	121,225	536,166
			Non-current operating lease liabilities	303,950	286,550
Property, equipment and satellites, net	2,973,733	2,586,735	Other liabilities	152,040	120,934

Operating lease right-of-use assets	331,066	308,441	Total liabilities	2,901,380	2,833,726

Other acquired intangible assets, net	11,079	14,439	Total Viasat, Inc. stockholders’ equity	2,318,681	2,027,787
Goodwill	122,448	121,197	Noncontrolling interest in subsidiary	28,645	22,355

Other assets	842,777	807,352	Total equity	2,347,326	2,050,142

Total assets	$5,248,706	$4,883,868	Total liabilities and equity	$5,248,706	$4,883,868

Shareholder Letter | Q3 Fiscal Year 2021            11

Viasat Financial Reconciliation Prior Periods

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
(In thousands, except per share data)	Three months ended
	September 30, 2020	June 30, 2020	March 31, 2020

GAAP net income (loss) attributable to Viasat, Inc.	$1,963	$(12,389)	$1,586
Amortization of acquired intangible assets	1,300	1,558	1,691
Stock-based compensation expense	22,386	20,942	22,317
Income tax effect (1)	(5,183)	(5,321)	(5,610)

Non-GAAP net income attributable to Viasat, Inc.	$20,466	$4,790	$19,984

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.
AND ADJUSTED EBITDA IS AS FOLLOWS:
(In thousands)	Three months ended
	September 30, 2020	June 30, 2020	March 31, 2020

GAAP net income (loss) attributable to Viasat, Inc.	$1,963	$(12,389)	$1,586
(Benefit from) provision for income taxes	(687)	(5,748)	816
Interest expense, net	9,662	9,292	8,520
Depreciation and amortization	97,012	92,602	87,069
Stock-based compensation expense	22,386	20,942	22,317

Adjusted EBITDA	$130,336	$104,699	$120,308

Shareholder Letter | Q3 Fiscal Year 2021            12